Exhibit 10.6

AGREEMENT TO MINE, PROCESS AND OPERATE 1 THIS AGREEMENT is made on the BETWEEN 1. DATGEO MINERALS SON BHO (Company No.1453020 - W), a company incorporated in Malaysia and having its registered office address at Lot 10, Semambu Industrial Area, 25350, Kuantan, Pahang, Datul Makmur , ("OM"); Day of the Month of December 2024. 2. RAFEX PTY LTD (Company ABN - 29658300693 ), a company incorporated in Australia _and having it $ business address at No . 27 ,Skypac Drive, Truganina, Victoria, 3029 ("RFX") . 3. DATGEO SDN BHO (Company No . 1063860 - W), a company incorporated in Malaysia and having its registered office address at Lot 10 , Semambu Industrial Area, 25350 , Kuantan , Pahang, Datul Makmur , ("DGO") (Each of OM, DGO and RFX shall be referred to as a "Party", and collectively as "Parties"). WHEREAS: A . DATGEO SON BHD (OGO) has undertaken an Exploration and Mining Agreement, dated 4 th July 2023 , w � th ARAS KUASA SON BHD, the rightful holder of Mining Licence No . 05 / 2021 ("ML 0 S/ 2021 "), as stated, for the exploration, mining, processing, recovering and sell and/or trade of all minerals in the designated area of approximately 116 . 9 hectares ( 288 . 87 acres) in the district of Batu Yon, Kuala Lipis, State of Pahang, Malaysia ("Aur Gading Project") . A map of the ML 05 / 2021 is attached as Appendix A and a copy of the Exploration and Mining Agreement is attached at Appendix B hereto, B. DGO has the legal and beneficial rights over the said land to explore , mine, process, recover and sell and/or trade all minerals from within any of the related areas of ML 0 S/ 2021 . C. DGO and RFX now wish to enter into this Heads of Agreement in furtherance of the Project subject to the terms and conditions contained herein. NOW ITS IS HEREBY AGREED AS FOLLOWS: 1. Agreement to Explore, Mine, Process, Recover and Sell Minerals. 1. DGO and RFX have agreed to operate the joint venture through the company, DATGEO MINERALS SON BHD and shall each hold a fixed non - dilutable 50 percent ( 50% ) shareholding in DM and agree to cooperate with each other in furtherance of the Aur Gading Project and as applicable in accordance with the Exploration and Mining Agreement .

2. Subject to the terms and conditions herein, this Agreement shall become effective from the date of execution and shall continue to be in full force and effect for the full economic life of the Aur Gading Project . 3. DGO warrants to RFX that the Exploration and Mining Agreement is in good standing and that DGO has all rights required to explore for, process, extract and sell all minerals from ML 0 S/ 2021 and any successor titles . 2 2. Rafex Responsibilities of Project Funding 2 . 1 RFX shall be responsible for the project funding loan for a total of AUD $ 1 million (AUD $ 1 , 000 , 000 ) and the Parties acknowledge and agree that $ 300 , 000 of this amount has been paid in two payments by RFX and received by DGO for the amounts of : (a) First tranche payment of AUD $ 100 , 000 was received on the 12 th March 2024 . (b) Second tranche payment of AUD $ 200 , 000 was received on the 29 th October 2024 . 2 . 2 RFX shall pay to the designated agreed account the following amounts ("Funds") in tranches by the end of each calendar month : (a) December 2024 - $100,000 (b) January 2025 - $100,000 (c) February 2025 - $100,000 (d) March 2025 - $100,000 '. (e) April 2025 - $100 . 000 (f) May 2025 - $100,000 (g} June 2025 - $100,000 3. DM and DGOC Responsibilities 1. DGO shall be the Project Manager and responsible for providing to DM all the necessary exploration, planning, all works, day to day operations and resources to undertake the Aur Gading Project including all related incidental expenses . 2. DGO shall procure for DM all exploration machinery, process equipment and/or vehicles required to undertake the Aur Gading Project . 3. Subject to the approval by the Government authorities, DGO shall, as DM's Project Manager . erect and install within the Aur Gading Project site, a suitable mineral ore processing plant as soon as practicable, called "the plant" processing up to 100 ton per hour of ore material .

3 . 4 Exploration works which have been carried out on the Aur Gading Project includes, but is not limited to, the following: i. ii. iii. iv. v. vi. Geological Mapping; Ground Magnetic Survey; Phase one RC drilling program to understand geology and mineralised ore zones . Logging of RC drill hole samples; Processing of RC drill samples; Phase two Diamond drilling program to further understand geology and define mineral resource; vii. Logging of Diamond drill core samples; viii. Assay of Diamond drill samples; ix. Metallurgy test work for mineral processing plant; x. Compiling of all geological and drilling data and mineral resource report; xi. To prepare and design of a suitable mineral processing process plant. (b) Work to be carried out by DGO under the direction of DGO. i. 11. iii iv. a second water retention dam and all earthworks to be carried out. Construction and installation of a mineral ore process plant. Design and construct a suitable water management process . Trial mining and plant commissioning. 5. Recovery of Prior Exploration Expenses DGO shall have the right to recover exploration costs of up to Ringgit Malaysia, RM 2 million from the profits of future sales of mineral ores . Payments shall be made only from profits from sales of ore from the Aur Gading Project and will be apportioned as follows : - Firstly to the payment of all required expenses of the Aur Gading Project ; - Secondly to ensure that at all times the designated bank account for the Aur Gading Project holds a minimum of AUD $ 100 , 000 at all times to cover any unplanned for or unexpected items ; - Finally 50 % of the remainder to the prior exploration expenses and 50 % of the remainder to repayment of the Funds contributed by RFX . The parties may alter the above proportions and amounts by mutual written agreement . 3 . 6 DGO shall ensure that all personnel, workers and/or consultants engaged by OM comply with all the laws, rules and regulations of Malaysia, the State and local authorities in the performance of the mining works throughout the Aur Gading Project . 3

7. OGO shall identify and source all parties for DM to employ, hire and engage any workers for the exploration and/or mining works, with full compliance and strict adherence with all the labour laws, rules and regulations of Malaysia . 8. OM shall be responsible towards its own employee's rights pertaining to their statutory contribution and insurance coverage during the employment . 9. OGO will ensure that OM will conduct all activities on the Aur Gading Project in such a manner and to such an extent as to cause no damage or injury to the owner or occupiers of any adjacent or neighbouring land . 4 3.1O OGO will ensure that DM will observe all planning requirements and all statutory provisions regulations and orders made by any duly constituted authority relating to or affecting the license and liberties hereby granted and produce to RFX forth with any notices or other documents received pursuant to any such requirement, provision, regulation or order . 11. OGO will ensure that DM will duly observe and perform all conditions, express or implied, to which the Aur Gading Project is subject and will keep RFX indemnified at all times against all actions claims and demands that may be lawfully brought or made against OM and RFX by any authorities due from willful neglect, oversight, mistake, intended or otherwise ; 12. OGO will ensure that OM shall report to RFX and OGO immediately of any accidents, serious or otherwise which has occurred on the Aur Gading Project ; 13. OM reserves the right to engage a third party as contractor for mining purposes or otherwise related purposes at standard commercial rates . 14. OM shall immediately notify RFX and OGO of any squatters or illegal occupiers or trespassers on the Aur Gading Project . 15. Any reports, data and/or documents relating to the exploration works on the Aur Gading Project shall be shared with RFX and DGO by OM immediately upon the same becoming available . 16. On and from the date of this Agreement DGO agrees with RFX that on or before the 10 th day of each calendar month DGO will ensure that DM provides to RFX a written report detailing all activities that have occurred on the Aur Gading Project . Such report must contain at a minimum details of all expenditure incurred, an operational update, an update on any production and details of the anticipated work to occur in the following month . 17. DGO covenants and agrees with RFX that it will ensure that DM remains in compliance with all relevant agreements and regulations affecting the licences comprising the Aur Gading Project, including the Exploration and Mining Agreement at Exhibit 8 . 4. Management

4.1 **DGO's** function is to determine the exploration and/or mining related matters as well as the operating procedures to be carried out through DM. **DGO** will devise the exploration program for DM and ensure that it has been carried out to date as outlined under clause 3.4. Any decisions taken by **DGO** shall be by way of commercially reasonable efforts to strategise and co-ordinate the exploration and mining works so that the Parties' respective interests are protected and the value of the Aur Gading Project is maximised.

4.2 As and if necessary **DM** may invite a third party consultant or expert to any meetings to advise and/or arbitrate on any mining related matters. **DM** meetings between **DGO** and RFX representatives shall be held on a monthly basis (at a minimum) or as and when required by the either DGO or RFX. If a meeting is to be called other than the normal monthly meeting time, at least 5 working day's notice shall be given in writing by the party calling for the meeting.

5. Commercial Arrangement

5.1 The parties agree to the following:

DGO and **RFX** have agreed to operate a joint venture under a separate company, being **DM**, in which **DGO** and **RFX** shall each hold an equal, fixed non-dilutive shareholding of 50 percent (50%) of the issued capital of DM and agree to cooperate with each other in furtherance of the Aur Gading Project. **DM** shall open a bank account for the purpose of the Aur Gading Project.

5.2 Phase One Project Funding

Upon signing this agreement, **RFX** shall pay to DM the sum of AUD-Seven Hundred Thousand ($700,000) as set out in clause 2, which is classified as a Loan from **RFX**.

All project funding shall be treated as a loan and repayment of these loans shall be made in installments derived from future project cash flow from sales of mineral ores. Payments shall be made as specified in clause 3.5.

5.3 Following the repayment of the loan Funds and the repayment of the **DGO** exploration expenses **DGO** and **RFX** shall each receive a 50% profit share after all project expenses are deducted, (or as agreed by both Parties) for all minerals processed and sold, but shall elect to keep an estimated minimum of at least three (3) months operating costs in the **DM** bank account.

The **DGO** and **RFX** profit share shall be derived from all or any ores or minerals processed and sold from the Aur Gading Project.

5.4 For the avoidance of doubt, the tribute as stipulated in the original contract agreement between **DGO** and **Aras Kuasa Sdn Bhd**, all monthly royalty and tribute payments shall be calculated and paid by **DM** to **DGO** and thence paid by **DGO** to **Aras Kuasa Sdn Bhd** and the Government Authorities as per the original agreement between **DGO** and **Aras Kuasa Sdn Bhd**

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The payment of all Government/State royalties etc, shall be paid within thirty (30) days of the sale and/or disposal of the mineral products . DGO will provide RFX with a list of all, Government, State royalties to be paid on a monthly basis . 5. DGO shall ensure that OM shall, always properly weigh and keep a proper account of the mineral products mined, sold and removed from the project. OM will provide a working copy of accounts and of all mineral products recovered and kept on site or sold. These reports are to be kept on site at all times for inspection by RFX or the Mines Department and/or any other Government authorities. RFX shall have the right to inspect the accounts of DM and DGO pertaining to this agreement at any time subject always to the advance notice in writing be made to DGO within 24 hours. 6. RFX shall, at any time, be able to take samples of the mining products extracted from any and all steps of the production and selling processes for the purpose of verifying the quality of the mineral products . 7. DM - RFX and/or DGO shall have the right to arrange for the disposal of all the mineral products . The purchase by any buyer arranged by DM - DGO and/or DGO shall be on an arm's length basis and on terms not more unfavourable to any one party than those available on the market price on the day of sales . RFX shall have the right to inspect the accounts of DGO in relation to any sales, including sales contracts and the audit rights . 8. DM - RFX and/or DGO shall have the right to carry out any further exploration to determine a larger mineral resource at a later date on the Aur Gading Project as agreed to by both parties . These costs shall be classified as an expense . 9. DM - RFX and/or DGO shall have the right to carry out, any plant upgrades as agreed to by both parties . Future plant maintenance and construction costs which shall be classified as an expense. 6 6. Termination 6.1 Subject to Clause 1.2 above, neither party shall have the right to terminate this Agreement save and except upon the occurrence of any of the following events: i. If due to no fault of either party, the government or the state authority or any other authorities prohibits or disallows the extraction, removal and transportation of the mining products from the Aur Gading Project ; or ii. If a receiver and/or manager is appointed over the assets, undertaking and/or properties or any part thereof of DGO or if DGO is wound - up; or iii. If DGO commits a breach of any of the terms and conditions herein and where such breach is capable of being remedied, but has failed to remedy the said breach within thirty (30) days from the date of the notice thereof ; or

iv . 7 If a receiver and/or manager is appointed over the assets, undertaking and/or properties or any part thereof of DGO or if DGO is wound - up. 6 . 2 Upon the occurrence of any of the events as provided in Clause 6 . 1 above, the aggrieved party shall be at liberty to terminate this Agreement summarily by giving thirty (30) days prior notice in writing whereupon this Agreement shall terminate and upon such termination DGO shall surrender to RFX, a copy of all report, data , and information acquired by DGO in carrying out the exploration and/or mining up to the date of termination including all rights attaching thereto at no cost to RFX . Subsequently this agreement shall be deemed to be terminated and shall become null and void and be of no further effect and neither DGO nor RFX shall have any further claims towards each other save as provided hereunder and under the law . 7. Miscellaneous 1. The Parties further recognise that it is impracticable to provide for every contingency that may arise under this Agreement and agree that they shall at all times act in good faith upon all matters set forth herein to ensure that the objectives intended by the Parties are successfully and expeditiously carried out . 2. Subject to prior approval of RFX, which shall not be unreasonably withheld, DGO shall be entitled to assign all or part of its rights under this Agreement to any company within its group or such other nominee as DGO may decide . 3. The Parties agree that they will at all times keep confidential and will not at any time use, divulge or communicate to any person other than to their respective officers, employees or agents (on a need to know basis only) or any regulatory authority whose province it is to know the same, all or any information disclosed by any Party to the other in connection with this Agreement, including without limitation, the existence of this Agreement and its contents . Any announcements proposed to be made by either Party in relation to this Agreement or the negotiations pertaining thereto, shall only be made after the prior consultation with and agreement of the other Party . 7 . 4 All information received or generated by the Parties in connection with this Agreement shall be kept strictly confidential and used only for the performance of this Agreement and shall not be disclosed except as required by law . 7.5 (i) Any notice or other communication required to be given hereunder shall be in writing in English and sent by registered post or ordinary post (as the case may be) or e - mail or facsimile or be delivered by hand to the Parties' addresses as mentioned in this Agreement . The Parties shall promptly notify each other of any changes in the above details, which shall substitute the above from the date of such notification .

(ii) Any notice so served shall be deemed to have been served **forty eight (48) hours** after the time of sending or, if sent by e-mail or facsimile, at the time of dispatch after successful transmission with confirmed answerback. If the notice or communication is delivered or sent by facsimile after 5 p.m. on a business day or delivered or sent by facsimile on a day, which is not a business day, the notice or communication, shall be deemed to be delivered or sent on the next business day.

7.6 Each Party shall bear its own costs in relation to this Agreement.

7.7 This Agreement is not intended to create a partnership between the Parties. It is specifically understood that neither Party shall without prior written authorisation from the other Party have the authority, nor shall it hold itself as having the authority, to bind the other or to sign documents or make commitments on behalf of the other Party.

7.8 This Agreement shall be governed by the substantive laws of Malaysia.

7.9 This Agreement shall be blinding upon the successors in title of the parties hereto.

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IN WITNESS HEREOF, the duly authorised representatives of the Parties hereto have executed this Agreement on the date and year first written above.

DATGEO MINERALS SDN BHD

SIGNED by) KERRY FREDRICK BAIN
Name in full

for and on behalf of **DM**) [signature]

Witness sign) Ou Swee Teng

in the presence of) [signature]

Dated:-) 3RD DECEMBER 2024

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RAFEX PTY LTD

SIGNED by) ROBERT FRANCIS DAVIES
Name in full

for and on behalf of **RFX**)

Witness sign

in the presence of:)

Dated:-) 3/12/24

DATGEO SDN BHD

SIGNED by) KERRY FREDRICK BAIN
Name in full

for and on behalf of **DGO**)

Witness sign) M. DAVID SHANAHAN

in the presence of)

Dated:-) 3/12/24

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